Exhibit 5.1

PILLOWTEX CORPORATION
4111 Mint Way
Dallas, Texas 75237

June 28, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:	Registration Statement on Form S-8 of 1,400,000 Shares of Common Stock, par
value $0.01 per share, of Pillowtex Corporation

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Pillowtex Corporation, a Delaware corporation (the “Company”), and this opinion is furnished to you in connection with the registration pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) of the offer and sale of 1,400,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), available for issuance upon the exercise of stock options, issuance in payment of amounts payable upon exercise of appreciation rights or payment of performance units or annual incentive bonuses, or issuance of restricted stock, all as provided in the Pillowtex Corporation 2002 Equity Incentive Plan (the “Plan”), or issuable in payment of dividend equivalents to be paid on grants made under the Plan.

I have examined such documents, records and matters of law as I have deemed necessary for the purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, I am of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Plan, will be validly issued, fully paid, and nonassessable so long as the consideration received or to be received by the Company is valid and sufficient under the General Corporation Law of the State of Delaware.

In rendering this opinion, I have (i) assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me by the Company, the accuracy of the statements contained in the certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and I have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, my examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date of this letter.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S–8 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended.

Very truly yours,

/s/    JOHN F. STERLING

John F. Sterling, Esq.
Vice President, General Counsel and Secretary